EXHIBIT 99

102 E. Front St., Monroe, MI 48161

PRESS RELEASE

April 26, 2018

MBT Financial Corp. Announces First Quarter 2018

Preliminary Earnings and Dividend Increase

Monroe, Mich. – MBT Financial Corp. (NASDAQ: MBTF), the parent company of Monroe Bank & Trust, reported a preliminary net profit of $3,902,000 ($0.17 per share, basic and diluted), in the first quarter of 2018, compared to a profit of $3,180,000 ($0.14 per share, basic and diluted), in the first quarter of 2017. The company also announced that it will pay a quarterly dividend of $0.07 cents per common share on May 17, 2018 to shareholders of record as of May 10, 2018. This is an increase of $0.01 per share compared to the dividend paid last quarter and an increase of $0.02 compared to the dividend paid in the same quarter last year.

The Net Interest Income for the first quarter of 2018 increased $941,000, or 9.8% as the net interest margin improved from 3.21% in the first quarter of 2017 to 3.52% in the first quarter of 2018 as higher interest rates and shifting from investment securities to loans improved the yield on earning assets.

The provision for loan losses was a negative expense of $100,000 for the first quarter of 2018, an increase of $100,000 compared to last year’s first quarter, when a negative expense of $200,000 was recorded. Asset quality and historical loss ratios improved, but the growth in the loan portfolio reduced the size of the negative provision expense required to adjust the Allowance for Loan Losses. Total Loans increased $27.3 million, or 3.9% during the first quarter of 2018, and $59.2 million, or 8.9% compared to a year ago. Even though the bank recorded a negative provision for loan losses, the recovery of previously charged off loans caused the Allowance for Loan and Lease Losses to increase from $7.7 million at the end of 2017 to $7.9 million at the end of the first quarter of 2018. Due to the loan growth, the Allowance as a percent of loans decreased during the quarter from 1.10% to 1.09%.

Non-interest income for the first quarter of 2018 decreased $36,000, or 0.9% compared to the first quarter of 2017. Excluding gains and losses on securities transactions in both periods, the non-interest income increased $75,000, or 2.0%. Non-interest expense increased $730,000, or 8.1%, mainly due to increases in salaries and benefits, equipment, and marketing expenses.

Total assets of the company decreased $21.4 million, or 1.6%, compared to December 31, 2017, to $1.33 billion. Capital decreased $15.2 million during the first quarter of 2018 primarily because the payment of the special and regular dividends exceeded the net income. The ratio of equity to assets decreased from 9.85% at the end of 2017 to 8.86% at the end of the first quarter of 2018. The Bank’s Tier 1 Leverage ratio decreased from 10.33% as of December 31, 2017 to 9.51% as of March 31, 2018.

H. Douglas Chaffin, President and CEO, commented, “We continue to see solid loan growth, and the improvement in net interest margin combined with the effects of the Tax Cuts and Jobs Act contributed to the substantial improvement in earnings this quarter. Our new business pipeline remains strong and we expect loan growth to continue the rest of this year, which should lead to further margin improvement. Notably, we also expect credit quality to remain strong, as we see nothing that might inhibit our strong quality metrics in the near term. Our focus on managing our capital has also allowed us to bring more value to our shareholders, through the regular and special dividends paid in the first quarter and the increase in the quarterly dividend we announced today. We will continue to keep our eyes open for the right opportunities to grow through strategic acquisitions, while remaining disciplined in that regard. We remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the First Quarter 2018 results on Friday, April 27, 2018, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.monroe.bank. The call can also be accessed in the United States by calling toll free (877) 510-3783. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 902-4136. A replay will be available one hour after the conclusion of the call at (877) 344-7529, Conference #10118711. The replay is available to callers from Canada at (855) 669-9658 and international callers at (412) 317-0088. The replay will be available until May 27, 2018 at 9:00 a.m. Eastern. The webcast will be archived on the Company’s web site and available for twelve months following the call.

About the Company:

MBT Financial Corp. (NASDAQ:MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust. Founded in 1858, Monroe Bank & Trust helps customers’ remarkable stories unfold through an uncommon, optimistic culture. As one of the largest independently owned community banks in Southeast Michigan, with over $1.3 billion in assets, this full-service bank offers a complete range of business and personal accounts, mobile and online banking, offices and ATMs across Monroe and Wayne Counties, credit and mortgage options, investment and retirement services and award-winning community outreach. The bank believes in its customers, helping them with everything from day-to-day needs to long-term goals, and is ranked fourth among all Michigan banks for total trust assets. The bank believes in its communities, supporting over 300 organizations with sponsorships and also more than 8,000 employee volunteer hours through the Monroe Bank & Trust ENLIST Volunteerism program. The bank believes in the power of knowledge, helping thousands of students and adults thrive through the Monroe Bank & Trust Financial Education program. Monroe Bank & Trust is proud to be a trusted partner to communities and clients, and an employer of choice. We are Monroe Bank & Trust, and we believe in the story of you.

For more information about Monroe Bank & Trust, visit www.monroe.bank.

Or, contact:

Julian Broggio

SVP, Director of Marketing

(734) 240-2341

julian.broggio@monroe.bank

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
	2018	2017	2017	2017	2017
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	2018	2017

EARNINGS
Net interest income	$10,536	$10,373	$10,231	$9,864	$9,595	$10,536	$9,595
FTE Net interest income	$10,638	$10,552	$10,394	$10,017	$9,749	$10,638	$9,749
Provision for loan and lease losses	$(100)	$(500)	$-	$-	$(200)	$(100)	$(200)
Non interest income	$3,784	$3,657	$4,035	$4,370	$3,820	$3,784	$3,820
Non interest expense	$9,792	$9,115	$8,950	$9,008	$9,062	$9,792	$9,062
Net income	$3,902	$(144)	$3,933	$3,640	$3,180	$3,902	$3,180
Basic earnings per share	$0.17	$(0.01)	$0.17	$0.16	$0.14	$0.17	$0.14
Diluted earnings per share	$0.17	$(0.01)	$0.17	$0.16	$0.14	$0.17	$0.14
Average shares outstanding	22,943,736	22,884,010	22,871,451	22,865,529	22,821,273	22,943,736	22,821,273
Average diluted shares outstanding	23,063,200	23,044,241	23,040,960	23,006,766	22,961,425	23,063,200	22,961,425

PERFORMANCE RATIOS
Return on average assets	1.19%	-0.04%	1.18%	1.11%	0.97%	1.19%	0.97%
Return on average common equity	12.80%	-0.42%	11.54%	11.14%	9.83%	12.80%	9.83%

Base Margin	3.48%	3.37%	3.30%	3.25%	3.16%	3.48%	3.16%
FTE Adjustment	0.03%	0.06%	0.05%	0.05%	0.05%	0.03%	0.05%
Loan Fees	0.01%	0.00%	0.03%	0.01%	0.00%	0.01%	0.00%
FTE Net Interest Margin	3.52%	3.43%	3.38%	3.31%	3.21%	3.52%	3.21%

Efficiency ratio	67.41%	62.80%	62.52%	64.14%	66.43%	67.41%	66.43%
Full-time equivalent employees	281	288	295	287	287	281	287

CAPITAL
Average equity to average assets	9.31%	10.34%	10.21%	9.95%	9.87%	9.31%	9.87%
Book value per share	$5.11	$5.79	$5.94	$5.87	$5.67	$5.11	$5.67
Cash dividend per share	$0.66	$0.06	$0.06	$0.05	$0.75	$0.66	$0.75

ASSET QUALITY
Loan Charge-Offs	$12	$14	$306	$396	$112	$12	$112
Loan Recoveries	$331	$170	$179	$199	$188	$331	$188
Net Charge-Offs	$(319)	$(156)	$127	$197	$(76)	$(319)	$(76)

Allowance for loan and lease losses	$7,885	$7,666	$8,010	$8,137	$8,334	$7,885	$8,334

Nonaccrual Loans	$3,453	$3,658	$3,050	$4,143	$5,001	$3,453	$5,001
Loans 90 days past due	$-	$3	$5	$3	$9	$-	$9
Restructured loans	$8,290	$9,625	$9,859	$10,103	$10,318	$8,290	$10,318
Total non performing loans	$11,743	$13,286	$12,914	$14,249	$15,328	$11,743	$15,328
Other real estate owned & other assets	$1,229	$1,452	$1,686	$1,542	$1,400	$1,229	$1,400
Total non performing assets	$12,972	$14,738	$14,600	$15,791	$16,728	$12,972	$16,728

Classified Loans	$8,866	$8,273	$9,206	$10,599	$14,030	$8,866	$14,030
Other real estate owned & other assets	$1,229	$1,452	$1,686	$1,542	$1,400	$1,229	$1,400
Total classified assets	$10,095	$9,725	$10,892	$12,141	$15,430	$10,095	$15,430

Net loan charge-offs to average loans	-0.18%	-0.09%	0.07%	0.12%	-0.05%	-0.18%	-0.05%
Allowance for loan losses to total loans	1.09%	1.10%	1.15%	1.19%	1.26%	1.09%	1.26%
Non performing loans to gross loans	1.63%	1.91%	1.86%	2.08%	2.31%	1.63%	2.31%
Non performing assets to total assets	0.98%	1.09%	1.08%	1.19%	1.24%	0.98%	1.24%
Classified assets to total capital	7.44%	6.64%	7.59%	8.63%	11.16%	7.44%	11.16%
Allowance to non performing loans	67.15%	57.70%	62.03%	57.11%	54.37%	67.15%	54.37%

END OF PERIOD BALANCES
Loans and leases	$722,640	$695,325	$693,866	$683,648	$663,449	$722,640	$663,449
Total earning assets	$1,214,209	$1,229,425	$1,220,844	$1,201,903	$1,232,350	$1,214,209	$1,232,350
Total assets	$1,326,056	$1,347,420	$1,347,352	$1,326,392	$1,346,554	$1,326,056	$1,346,554
Deposits	$1,193,363	$1,198,164	$1,195,335	$1,177,069	$1,203,072	$1,193,363	$1,203,072
Interest Bearing Liabilities	$900,120	$898,326	$897,408	$886,474	$918,126	$900,120	$918,126
Shareholders' equity	$117,502	$132,658	$135,969	$134,222	$129,553	$117,502	$129,553
Tier 1 Capital (Bank)	$127,783	$138,819	$135,470	$132,565	$129,935	$127,783	$129,935
Total Shares Outstanding	22,973,261	22,907,844	22,875,505	22,870,082	22,860,794	22,973,261	22,860,794

AVERAGE BALANCES
Loans and leases	$705,874	$693,586	$686,259	$672,849	$656,550	$705,874	$656,550
Total earning assets	$1,224,359	$1,220,426	$1,220,620	$1,215,360	$1,229,947	$1,224,359	$1,229,947
Total assets	$1,327,708	$1,324,847	$1,324,723	$1,316,081	$1,329,128	$1,327,708	$1,329,128
Deposits	$1,192,570	$1,184,592	$1,187,768	$1,183,645	$1,194,296	$1,192,570	$1,194,296
Interest Bearing Liabilities	$898,089	$884,979	$895,376	$904,581	$917,125	$898,089	$917,125
Shareholders' equity	$123,636	$136,963	$135,188	$131,015	$131,171	$123,636	$131,171

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended March 31,
Dollars in thousands (except per share data)	2018	2017
Interest Income
Interest and fees on loans	$8,217	$7,364
Interest on investment securities-
Tax-exempt	404	310
Taxable	2,210	2,268
Interest on balances due from banks	125	109
Total interest income	10,956	10,051

Interest Expense
Interest on deposits	414	456
Interest on borrowed funds	6	-
Total interest expense	420	456

Net Interest Income	10,536	9,595
Provision For Loan Losses	(100)	(200)

Net Interest Income After
Provision For Loan Losses	10,636	9,795

Other Income
Income from wealth management services	1,185	1,128
Service charges and other fees	946	1,014
Debit Card income	720	680
Net gain on sales of securities	(101)	10
Net gain (loss) on other real estate owned	19	(34)
Origination fees on mortgage loans sold	62	59
Bank Owned Life Insurance income	353	341
Other	600	622
Total other income	3,784	3,820

Other Expenses
Salaries and employee benefits	5,962	5,434
Occupancy expense	721	748
Equipment expense	793	697
Marketing expense	377	284
Professional fees	594	589
EFT/ATM expense	259	248
Other real estate owned expense	15	32
FDIC deposit insurance assessment	107	107
Bonding and other insurance expense	132	122
Telephone expense	75	116
Other	757	685
Total other expenses	9,792	9,062

Profit Before Income Taxes	4,628	4,553
Income Tax Expense	726	1,373
Net Profit	$3,902	$3,180

Basic Earnings Per Common Share	$0.17	$0.14

Diluted Earnings Per Common Share	$0.17	$0.14

Dividends Declared Per Common Share	$0.66	$0.75

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	March 31, 2018	December 31, 2017
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$13,987	$18,233
Interest bearing	481	34,777
Total cash and cash equivalents	14,468	53,010

Interest Bearing Time Deposits in Other Banks	14,196	15,196
Securities - Held to Maturity	36,907	37,163
Securities - Available for Sale	435,837	442,816
Federal Home Loan Bank stock - at cost	4,148	4,148
Loans held for sale	-	346

Loans	722,640	694,979
Allowance for Loan Losses	(7,885)	(7,666)
Loans - Net	714,755	687,313

Accrued interest receivable and other assets	18,949	20,463
Other Real Estate Owned	1,229	1,412
Bank Owned Life Insurance	58,505	58,153
Premises and Equipment - Net	27,062	27,400
Total assets	$1,326,056	$1,347,420

Liabilities
Deposits:
Non-interest bearing	$293,243	$299,838
Interest-bearing	900,120	898,326
Total deposits	1,193,363	1,198,164

Accrued interest payable and other liabilities	15,191	16,598
Total liabilities	1,208,554	1,214,762

Shareholders' Equity
Common stock (no par value)	23,078	22,840
Retained Earnings	106,330	117,524
Unearned Compensation	(59)	-
Accumulated other comprehensive loss	(11,847)	(7,706)
Total shareholders' equity	117,502	132,658
Total liabilities and shareholders' equity	$1,326,056	$1,347,420